Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------


                Revlon Announces Consummation of Tender Offer;
         Redemption of All Remaining 12% Senior Secured Notes due 2005


NEW YORK - July 22, 2004 - Revlon, Inc. (NYSE: REV) and its wholly-owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), together announced, in connection with its previously announced debt refinancing, the consummation of the Company's tender offer for any and all of RCPC's 12% Senior Secured Notes due 2005 (the "12% Notes"). The Company's refinancing transactions extended the maturity of much of the Company's debt that would have otherwise matured in 2005, further strengthened the Company's balance sheet and represents another important step to creating long-term value.

The debt refinancing featured a new $960 million credit facility from Citicorp USA, Inc. and Citigroup Global Markets Inc. (together, "Citigroup") and a syndicate of lenders and RCPC's repurchase of approximately $299 million aggregate principal amount of the 12% Notes pursuant to its successful tender offer and consent solicitation with respect to the 12% Notes, which expired at 5:00 pm on July 21, 2004. On July 22, 2004, RCPC repurchased approximately $0.4 million aggregate principal amount of the 12% Notes, the amount of such notes tendered following the July 9, 2004 initial settlement through expiration of the tender offer.

In connection with the expiration of the tender offer, the Company also announced that on August 23, 2004 RCPC will redeem all of the $64.5 million aggregate principal amount of its 12% Notes (CUSIP No. 761519AT4) that remain outstanding following the July 21, 2004 expiration of the tender offer at a redemption price calculated in accordance with the indenture governing the 12% Notes and as set forth in the notice of redemption.

Copies of the notice of redemption will be mailed to all record holders by Wilmington Trust Company, the trustee under the indenture governing the 12% Notes, Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890.

About Revlon

Revlon is a worldwide cosmetics, fragrance and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).

                          Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. and RCPC (together, the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including RCPC's plans to redeem all of the 12% Notes remaining outstanding following the expiration of the tender offer. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of RCPC to consummate the redemption of all of the 12% Notes remaining outstanding following the expiration of the tender offer. Factors other than those referred to above could also cause the Company's results to differ materially from expected results.



CONTACT:
Revlon, Inc.
Investor Relations:
Maria A. Sceppaguercio
212-527-5230

Media:
Catherine Fisher
212-527-5727